Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER OF FISCAL 2005

Boulder, Colo., (May 9, 2005) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2005, ended March 31, 2005.

For the third quarter of fiscal 2005, Array reported total revenue of $11.6 million, compared to revenue of $9.7 million for the same period in fiscal 2004.  Collaboration revenue increased $1.3 million, compared to the same period last year, from new and expanded research collaborations.  Net loss was $6.2 million, or ($0.16) per share, for the third quarter, compared to a net loss of $9.7 million, or ($0.34) per share, for the same quarter in fiscal 2004.  Array ended the third quarter of fiscal 2005 with $90.5 million in cash and marketable securities.

“We are advancing our product pipeline, focused primarily on treatments for cancer and inflammatory disease, and we are on track to file two INDs in 2005,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “In addition, we are delighted to have expanded our collaboration with Genentech, further validating our leadership position in small molecule cancer research.”

Recent Accomplishments:

Advancing Proprietary Research Programs
•	Continued progress on the Phase I clinical trial for ARRY-142886 (AZD6244), a novel MEK inhibitor for cancer discovered by Array and out-licensed to AstraZeneca.
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Advanced regulated preclinical safety testing and formulation studies for ARRY-334543, a potent, orally active, small molecule inhibitor of EGFR and ErbB-2 (dual inhibitor) for use in the treatment of cancer. Presented preclinical data on this compound at the recent American Association for Cancer Research conference.

•	Evaluated select compounds in advanced efficacy and tolerability models from the p38 and MEK inhibitor target classes for inflammation and from the ErbB-2 inhibitor target class for cancer.
•	Continued research on several other proprietary programs that are in early preclinical evaluation, lead optimization and lead generation.

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Expanding Research Collaborations
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Expanded a collaboration agreement with Genentech, Inc. to develop small molecule drugs against an additional protein target in the field of oncology.  The original collaboration, which began in January 2004, was formed to advance two of Array’s proprietary oncology programs into clinical development.  Under the expanded agreement, Array will receive additional research funding, as well as research and development milestone payments and product royalties based on the success of the new program.  Genentech will have the sole responsibility for clinical development and commercialization of the resulting products.

Array reported revenue of $33.5 million for the nine-month period ended March 31, 2005, compared to revenue of  $24.5 million for the same period in fiscal 2004.  Net loss for the nine months ended March 31, 2005, was $16.7 million, or ($0.51) per share, compared to a net loss of $21.9 million, or ($0.77) per share, reported in the same period in fiscal 2004.

Array will hold a conference call on Tuesday, May 10, 2005, at 9:00 a.m. eastern time to discuss these results.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, May 10, 2005
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 478-6251
Toll:	(913) 981-5558
Pass Code:	4484757
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 4484757.  Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs.  Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access our drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of May 9, 2005. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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Array BioPharma Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Collaboration revenue	$8,919	$7,667	$25,812	$21,585
License and milestone revenue	2,637	2,021	7,649	2,893
Total revenue	11,556	9,688	33,461	24,478

Operating expenses:
Cost of revenue including related research and development	9,573	8,480	27,830	22,962
Provision for excess inventory	—	5,616	—	5,616
Research and development for proprietary drug discovery	6,476	3,511	16,270	12,108
Selling, general and administrative	2,316	1,912	6,992	5,990
Total operating expenses	18,365	19,519	51,092	46,676

Loss from operations	(6,809)	(9,831)	(17,631)	(22,198)
Interest income	574	99	904	268
Net loss	$(6,235)	$(9,732)	$(16,727)	$(21,930)

Basic and diluted net loss per share	$(0.16)	$(0.34)	$(0.51)	$(0.77)

Number of shares used to compute per share data	38,309	28,601	32,599	28,416

Summary Balance Sheet Data

(in thousands)

	March 31,	June 30,
	2005	2004
	(unaudited)
Cash, cash equivalents and marketable securities	$90,503	$37,446
Property, plant and equipment, gross	61,764	57,557
Working capital	75,493	25,905
Total assets	127,708	77,764
Stockholders’ equity	106,610	55,630